Exhibit 10.34

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Healthology, Inc. (the” Company”), a wholly-owned subsidiary of iVillage Inc. (“iVillage”), and Steven Haimowitz (“Executive”), as of January 7, 2005 (the “Effective Date”).  In consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1.                                       EMPLOYMENT.

1.1.  The Company hereby employs Executive to serve as President of Healthology, Inc. (“Healthology) and in such other capacities as are agreed by the parties. The Company agrees that you will be the most senior executive at the Company and that in the event a CEO position is created and occupied by anyone other than the CEO of iVillage, Executive will also hold such title.  Executive will report directly to Douglas W. McCormick (the “CEO”) or his successor.

1.2  Executive shall perform such executive and managerial duties and responsibilities customary to his office and those of other similarly situated executives at iVillage.  Without limiting the generality of the foregoing, as President, the Executive shall have the responsibility and authority (subject to the terms of this Agreement and the budget established by Executive and the CEO), for the general supervision, direction and control of the day-to-day operations of the business and the affairs of the Company.

2.                                       COMPENSATION.

2.1                                 Base Salary.  Executive shall be paid a base salary (the “Base Salary”) at the annual rate of Three Hundred Thousand Dollars ($300,000), subject to annual review.  The Base Salary may be increased but not decreased.  The Base Salary shall be payable in installments consistent with the Company’s payroll practices.

2.2                                 Bonus.  Commencing in calendar year 2005, for each year Executive will be eligible for a discretionary bonus with a target set at 40% of base salary.  (the “Target Bonus”)  Bonuses will generally be payable by the first quarter of each year, but not later than the Company pays bonuses to similarly situated executives.  Entitlement for a bonus will be at the discretion of iVillage, but are based equally on the achievement of performance goals related to: (a) the Company, as mutually agreed upon by Executive and iVillage, and (b) iVillage, as reasonably determined by the CEO or iVillage’s Board of Directors (the “Board”), such performance goals to be substantially similar to other similarly situated executives.  Except as otherwise set forth in Section 5.1(a) and 5.1(c), Executive must be employed by the Company at the time bonuses are payable in order to receive such payment.

2.3                                 Stock Options. Executive shall be granted, subject to approval by the Board, which approval will not be unreasonably withheld, non-qualified options to purchase 125,000 shares of iVillage’s common stock, $.01 par value per share (the “Grant”), (a) at an exercise price equal to the fair market value of the Company’s common stock at the close of business on the date of grant; (b) vesting to the extent of 25% of the Grant on the first anniversary date of the date of grant and in equal quarterly installments over a three-year period thereafter; and (c) otherwise in accordance with the terms of the Healthology Inc. Stock Option Plan (the “Stock Option Plan”).  Except as otherwise provided in this Agreement, the Grant will be subject to the Company’s standard terms and conditions for executive stock option awards applicable to similarly situated executives and will be issued pursuant to and consistent with the terms of the Stock Option Plan.  All options granted to Executive will have a ten-year maximum term and any vested options will remain exercisable after Executive’s employment with the Company terminates as follows, subject to the ten-year term: (i) if Executive’s employment with the Company terminates for any reason other than Cause (as defined herein) the options will remain exercisable for twelve (12) months after his termination date; (ii) if Executive’s employment with the Company is terminated by the Company for Cause (as defined herein) the options will remain exercisable for a period of ninety (90) days after his termination date.

2.4                                 Employment At Will:  Subject to the terms described below, Executive is employed “at will” meaning that he or the Company may end the employment relationship at any time for any legal reason.

2.5                                 Payment.  Payment of all compensation to Executive hereunder shall be subject to all applicable employment and withholding taxes and other customary deductions.

3.                                       OTHER EMPLOYMENT BENEFITS.

3.1                                 Fringe Benefits. Executive shall receive the standard package of fringe benefits as iVillage provides to other executives of iVillage similarly situated.  Fringe benefits to be included in this standard benefit package include, but are not limited to, medical and dental insurance coverages, disability insurance, vacations, holidays and sick leave.  Participation in all fringe benefit programs will be subject to certain Executive contributions that may from time to time be applicable to such programs.

3.2                                 No Other Benefits.  Executive understands and acknowledges that the compensation specified in Sections 2 and 3 of this Agreement shall be in lieu of any and all other compensation, benefits and plans.

4.                                       EXECUTIVE’S BUSINESS ACTIVITIES.

4.1                                 Professional Time.  Executive shall devote his full business time attention and energy to the business and affairs of the Company and its affiliates, as its business and affairs now exist and as they hereafter may be changed.

4.2                                 Prohibited Activity.

(a)                                  Executive covenants and agrees that during (i) the Term (as defined in Section 11.2) of his employment with the Company, and (ii) if his employment hereunder is terminated (A) by the Company for cause pursuant to Section 5.2 hereof or by Executive without “good reason” as defined in Section 5.3 hereof, during the period ending on the second anniversary of the date of such termination of employment, or (B) by the Company without cause or by Executive for good reason, during the period ending on the first anniversary of the date of such termination of employment, he shall not at any time, without the prior written consent of the Company, directly or indirectly, whether for his own account or as a stockholder (other than as permitted by Section 4.2(c) below), partner, venturer, director, officer, employee, consultant, lender, advisor, and/or agent, of any person, firm, corporation, or other entity:

(1)                                  engage in activities or businesses that are substantially in competition with the Company, iVillage or any of its affiliates (in each case for the purposes of this Section 4.2, the term “Company” shall be deemed to include any successor entity to the Company)(“Competitive Activities”), including (A) engaging in a business which involves (i) production or distribution of online health content, (ii) the establishment of a network of healthcare professionals for the purpose of on-line publishing activities or (iii) the creation or maintenance of healthcare related web sites (except that if any activities or businesses were not engaged in by the Company, iVillage or any of their affiliates during the period of time that Executive was employed by the Company and are not engaged in by the Company, iVillage or any of its affiliates at the time the Executive’s employment by the Company terminates (collectively “Permitted Activities”), the Executive may engage in any Permitted Activities notwithstanding anything contained in this Agreement), (B) soliciting any customer or prospective customer, supplier or vendor of the Company, iVillage or any of its affiliates to  purchase or provide any goods or services of the type provided by the Company, as applicable, from anyone other than the Company, iVillage or any of its affiliates and (C) assisting any person or entity in any way to do, or attempt to do, anything prohibited by clause (A) or (B) above; and

(2) establish any new business that engages in Competitive Activities.

For purposes of this Section 4.2(a)(1)(B), the term customer shall only apply to those customers with whom Executive developed a relationship during his employment with the Company, and the term prospective customer shall only apply to those prospective customers to whom the Company (or iVillage or any of its affiliates) had made a new business presentation (or similar offering of services) at any time during the one year period immediately preceding the date of Executive’s termination, provided that Executive actively participated in or supervised such presentation or the preparation thereof.  For purposes of this Section 4.2(a), with regard to iVillage or any of its affiliates, it shall be deemed a “Competitive Activity” if Executive acquired proprietary and/or confidential information relative to such activity or business or Executive was involved in any such activity or business.

(b)                                 Executive also covenants and agrees that (i) during the Term of his employment, and (ii) during the period ending on the second anniversary of the date of the termination of his employment, he shall not at any time, without the prior written consent of the Company, directly or indirectly, whether for his own account or as a stockholder (other than as permitted by Section 4(c) below), partner, joint venturer, director, officer, employee, consultant, lender, advisor, and/or agent, of any person, firm, corporation, or other entity, solicit, recruit or hire any employees of the Company, iVillage or any of their affiliates or persons who have worked for the Company, iVillage or any of such affiliates, or solicit or encourage any employee of the Company, iVillage or any of their affiliates to leave the employment of the Company, iVillage or any of such affiliates, as applicable.

(c)                                  Notwithstanding anything to the contrary contained in this Section 4.2, the Company hereby agrees that the foregoing covenant shall not be deemed breached by Executive solely as a result of the ownership by Executive of less than an aggregate of 5% of any class of stock of a corporation engaged, directly or indirectly, in Competitive Activities; provided that such stock is listed on a national securities exchange or is quoted on the NASDAQ National Market System.

(d)                                 Executive hereby declares, acknowledges and agrees that the foregoing time limitations are reasonable and properly required for the adequate protection of the business and the goodwill of the Company. In the event any such time limitation is deemed to be unreasonable by any court of competent jurisdiction, the Executive agrees to the reduction of such time limitation to such period which such court shall deem reasonable.  Executive further declares, acknowledges and agrees that (i) concurrently with the execution and delivery of this Agreement iVillage has entered into a Stock Exchange and Merger Agreement of even date herewith (the “Merger Agreement”) providing for iVillage’s acquisition of all the outstanding stock of the Company, including the shares therein held by Executive, (ii) iVillage’s willingness to enter into the Merger Agreement and complete such acquisition is conditioned upon Executive’s execution and delivery of this Agreement and Executive’s agreement to be bound by this Agreement, including without limitation this Section 4, (iii) Executive’s execution and delivery of this Agreement has induced iVillage to enter into the Merger Agreement and complete such acquisition, and (iv) Executive’s execution and delivery of this Agreement is expressly required by the terms of the Merger Agreement.

(e)                                  The parties acknowledge that in the event of a breach or threatened breach of Section 4.2(a) or 4.2(b) above, the Company shall not have an adequate remedy at law.  Accordingly, in the event of any breach or threatened breach of Section 4.2(a) or 4.2(b) above, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 4.2(a) or 4.2(b) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 4.2(a) or 4.2(b) above, including the recovery of damages.

5.                                       TERMINATION OF EMPLOYMENT AND EFFECTS OF TERMINATION.

5.1                                 Events of Termination.  Executive’s employment with the Company shall terminate upon any one of the following:

(a)                                  The Company or iVillage provides Executive with notice of the Company’s intent to terminate Executive’s employment with the Company without cause, in which case termination shall be effective on the date specified in such notice.  In the event of termination under this Section 5.1(a), in addition to the compensation and benefits otherwise due to Executive through the date of termination under this Agreement, Executive will receive from the Company:  (i) the payment of Executive’s base salary for the greater of (x) the period of time representing two (2) years less the number of days Executive was employed by the Company during the first two (2) years of his employment under this Agreement or (y) twelve (12) months (such period referred to herein as the “Severance Period”), at the time such payments would otherwise be payable under this Agreement, (ii) a cash payment payable in equal installments during the Severance Period equal to a pro rata share of the Target Bonus for the year in which such termination occurs; and (iii) reimbursement for the applicable premiums Executive pays, if he elects to continue coverage for Executive and Executive’s dependants under the Company benefit plans for the Severance Period under the same terms and conditions applicable to existing employees.  In addition, in the event Executive is terminated by the Company without cause after the end of the applicable calendar year but prior to receiving payment of the Target Bonus for such calendar year, then the Company shall also pay such Target Bonus to the Executive.  In addition, all stock options granted to the Executive hereunder or hereafter, that would have vested had the Executive remained employed with the Company during the 12 month period beginning on the Executive’s termination date shall immediately vest upon such termination.  Executive’s rights under the Company’s benefit plans of general application shall, except as herein provided, be determined under the provisions of those plans.

(b)                                 The Company terminates Executive for “cause” pursuant to Section 5.2 below.  In the event of termination under this Section 5.1(b), the Company shall pay Executive the compensation and benefits otherwise payable to Executive under Section 2.1 through the effective date of termination, and the Company will have no obligation to pay Executive any further compensation under the Agreement.  Executive’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans.

(c)                                  The resignation by Employee for “good reason” as defined in Section 5.3 below, in which case resignation shall be effective on the date that written notice of Employee’s resignation is delivered to the Company pursuant to Section 11.8 hereof.  In the event of resignation under this Section 5.1(c), the Company shall pay Employee the compensation and benefits described in Section 5.1(a) of this section under the same terms and conditions described in Section 5.1(a).  Executive’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans.

(d)                                 The resignation by Executive without “good reason”.  In the event of termination under this Section 5.1(d) the Company shall pay Executive the compensation and benefits otherwise payable to Executive under Section 2.1 through the effective date of termination, and the Company will have no obligation to pay Executive any further compensation under this Agreement.  Executive’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans.

(e)                                  The date of Executive’s death or permanent disability.  Permanent disability may be deemed to occur, if Executive is incapacitated or disabled by accident or sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of 120 consecutive days. In the event of termination under this Section 5.1(e), the Company shall pay Executive the compensation and benefits otherwise payable to Executive under Section 2.1 through the effective date of termination, and the Company will have no obligation to pay Executive or his estate any further compensation under this Agreement.  Executive’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans or the provisions of any agreement executed pursuant to those plans.

5.2                                 Termination For “Cause” Defined.  For purposes of Section 5.1(b) above, “cause” for Executive’s termination shall mean:

(a)                                  Executive has materially breached any material provision of this Agreement;

(b)                                 Executive has engaged in continuous, gross neglect of his duties as an Executive of the Company;

(c)                                  Executive has committed an act of gross negligence or gross misconduct, including, without limitation, Executive’s theft, misuse or unauthorized disclosure of proprietary information; and

(d)                                 Executive is convicted of a felony or a crime involving moral turpitude.

For purposes of Section 5.2(a), 5.2(b) and 5.2(c), before terminating the Executive’s employment, the Company must provide the Executive with notice describing the specific nature of the event(s) otherwise constituting cause and Executive will have 15 days to cure such event(s) if capable of cure.  In addition, such notice must be given to Executive within 30 days of the Company’s discovery of the event purportedly constituting cause (or, in the case of Section 5(d), the Company must terminate the Executive within 30 days of the Company’s discovery of the event constituting cause).

5.3                                 Resignation For “Good Reason” Defined.  For purposes of Section 5.1(c) above, Employee may resign (within thirty (30) days) of the Employee’s discovery of the occurrence of one or more of the following events, any of which shall constitute “good reason” for such resignation:

(a)                                  Without the Employee’s prior written consent, the assignment to the Employee of any duties materially inconsistent with the Employee’s position, duties, responsibilities and status with the Company as set forth in this Agreement;

(b)                                 Without Employee’s consent, a reduction by the Company of the Employee’s base salary specified in Section 2.1 above;

(c)                                  The Company requiring the Executive to be based anywhere other than within forty (40) miles from the current principal offices of iVillage, except for required travel on the Company’s, iVillage’s or an affiliate’s business to an extent substantially consistent with the Executive’s present business travel obligations; or;

(d)                                 Any other material breach of a material provision of this Agreement by the Company.

6.                                       EFFECT OF TERMINATION PAYMENTS.  Executive agrees and acknowledges that upon Executive’s termination of employment with the Company pursuant to Section 5 of this Agreement, Executive shall only be entitled to the severance payments and benefits, if any, specified in Section 5 and such severance payments and benefits shall be in lieu of all other severance payments and benefits which might otherwise be payable to Executive by the Company.  Executive’s entitlement to the severance payments and benefits described in Section 5.1(a) or 5.1(c) shall be contingent on his execution of a separation agreement and release, substantially in material terms to that attached hereto as Exhibit B.

7.                                       CONFIDENTIALITY.  Executive expressly covenants and agrees that he will execute and comply with the Company’s Non-Competition, Non-Disclosure and Assignment of Inventions Agreement, in the form attached hereto as Exhibit A (the “NCNDAI Agreement”); provided that the restrictive covenant in paragraph 6 of the NCNDAI Agreement shall not apply to Executive.  In the event of a conflict between any provision of this Agreement and the NCNDAI Agreement, the provisions of this Agreement shall control.  This provision shall survive the expiration of this Agreement.

8.                                       ASSIGNMENT AND TRANSFER.  Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be enforceable by, any purchaser of substantially all of Company’s assets, any corporate successor to the Company or any assignee thereof.

9.                                       NO INCONSISTENT OBLIGATIONS.  Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company, save for any provision contained in the NCNDAI Agreement.

10.                                 INDEMNIFICATION AND INSURANCE.  Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificates of Incorporation, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

11.                                 MISCELLANEOUS.

11.1                           Entire Agreement.  This Agreement and the NCNDAI contain the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements between them respecting the subject matter hereof and thereof, including, without limitation, the Employment Agreement entered into on February 29, 2000 by and between the Executive and the Company.  Executive acknowledges, represents and warrants to the Company that no oral or written representations have been made to Executive by the Company or any representative of the Company regarding (a) the Company’s financial condition or its prospects or (b) any obligation, commitment or understanding on behalf of the Company to continue to employ Executive for any specific period of time except as specifically set forth herein.

11.2                           Term and Amendment.  This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company (other than Executive).  Sections 4.2, 5, 7 and 11 shall survive termination of this Agreement.  The period of time from the date hereof through termination of this Agreement shall be the “Term” of this Agreement.

11.3                           Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

11.4                           Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

11.5                           Rights Cumulative.  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive such party’s right to exercise any or all other rights and remedies.

11.6                           Nonwaiver.  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

11.7                           Remedy for Breach.  The parties hereto agree that, in the event of breach or threatened breach of any covenants of Executive, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate.  Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any of such provisions by Executive, in addition to any other relief (including damages) available to the Company under this Agreement or under law.  This Agreement shall be governed under the laws of the State of New York and any action to enforce this Agreement must be commenced within the State of New York, County of New York.

11.8                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

iVillage Inc.

Legal Department

500 Seventh Avenue

New York, New York 10018

Telephone No.: (212) 600-7838

Facsimile No.: (212) 600-6556

if to Executive, to:

Steven Haimowitz

430 West 24th Street, Apartment 2F

New York, New York 10011

Telephone No. (917) 885-0996

Facsimile No.:

11.9                           Assistance in Litigation.  Executive shall, during his employment and after termination, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation which it or any of its subsidiaries or affiliates is, or may become, a party.  After the termination of his employment, any such reasonable assistance will take into account Executive’s schedule and commitments and Executive will be reimbursed for all out-of-pocket expenses incurred in connection any such assistance.

11.10                     Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

HEALTHOLOGY, INC.		EXECUTIVE

By:	/s/ Steven A. Elkes	/s/ Steven Haimowitz
Name: Steven A. Elkes		Steven Haimowitz
Title: Secretary